Exhibit 99.1
MediaAlpha Appoints Lauren StClair to Board of Directors
Veteran Public-Company CFO Brings 20+ Years of Technology Finance Leadership
LOS ANGELES, May 18, 2026 (GLOBE NEWSWIRE) -- MediaAlpha, Inc. (NYSE: MAX), the leading customer acquisition infrastructure provider for insurance carriers, today announced the appointment of Lauren StClair to its Board of Directors, effective May 15, 2026. Ms. StClair has also been appointed as a member of the Audit Committee.
Ms. StClair brings more than two decades of finance leadership at technology and digital-commerce companies to MediaAlpha. Since March 2025, she has served as Chief Financial Officer of Slice Technologies, Inc., a technology platform supporting more than 15,000 independent pizzerias across the United States with technology, marketing, buying power, and shared services. Prior to this role, Ms. StClair spent more than four years as Chief Financial Officer of NerdWallet, Inc., a Nasdaq-listed personal finance website and app providing financial guidance to consumers and small businesses. Earlier in her career, she held a series of senior finance roles at eBay, Inc. over 13 years, including Chief Financial Officer of eBay North America, Chief Financial Officer and Interim General Manager of StubHub International, and Director of Finance and Investor Relations.
Kathy Vrabeck, Chair of MediaAlpha's Board of Directors, commented: "We are thrilled to welcome Lauren to MediaAlpha. Her track record leading finance and investor relations functions across multiple high-growth, publicly-traded technology companies will make her an exceptional addition to the Board. The domain expertise and strategic insight Lauren has gained by scaling digital commerce and marketplace businesses will be invaluable to MediaAlpha as we execute on our long-term growth strategy. We also look forward to drawing on her deep financial expertise as the Board oversees MediaAlpha’s strong financial and enterprise risk management processes."
Lauren StClair added: "I am excited to join the MediaAlpha Board of Directors. Having spent my career building digital marketplaces which sit at the intersection of technology and finance, I have a deep appreciation for MediaAlpha’s position as a core digital infrastructure provider to the insurance industry. As conversational AI experiences make shopping for insurance easier than ever in the years ahead, no company is better positioned than MediaAlpha to help carriers capture this opportunity. I look forward to contributing to MediaAlpha’s continued growth and long-term value creation for its shareholders."
Ms. StClair holds a Bachelor of Science degree in Science, Technology and Society from Stanford University and a Master of Business Administration degree from Duke University’s Fuqua School of Business.
About MediaAlpha
We believe we are the insurance industry’s leading programmatic customer acquisition platform. With more than 1,150 active partners, in addition to our agent partners, we connect insurance carriers with online shoppers and generated over 141 million Consumer Referrals in 2025. Our programmatic advertising technology powered $2.2 billion in spend in 2025 on brand,

Exhibit 99.1
comparison, and metasearch sites across property & casualty insurance, health insurance, life insurance, and other industries. For more information, please visit www.mediaalpha.com.
Media Relations Contact:
PR@mediaalpha.com
Investor Contact:
Investors@mediaalpha.com